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                              EMPLOYMENT AGREEMENT



1. Parties. This Employment Agreement ("Agreement") is made between COMMUNITY PSYCHIATRIC CENTERS, a Nevada corporation with its International Headquarters located in Laguna Hills, California ("CPC"), and DAVID WAKEFIELD, an individual ("Employee"), under the following circumstances:

2. Continuation of Employment, End of Prior Contract. Pursuant to all the terms and conditions of this Agreement, CPC desires to continue to employ Employee and he desires to continue in his employment, and each of them desires to terminate and cancel any prior contract.

     2.1 Employment and Duties. CPC shall employ Employee and Employee shall serve CPC as one of its executive employees and shall perform such duties as the President or Chief Executive Officer of CPC may direct. Employee shall devote his full productive time, energies and abilities to the business of CPC.

     2.2 Subsidiaries of CPC. From time to time, Employee may be assigned to work for or on behalf of various subsidiaries of CPC. All obligations of Employee to CPC shall also apply between Employee and all subsidiaries of CPC.

3. Employment Term. The initial Employment Term of this Agreement shall commence on July 31, 1992 and shall continue for a period of three years, ending on July 30, 1995. Unless either party gives written notice of non-renewal to the other not less than sixty (60) days prior to the expiration of any Employment Term, this Agreement shall automatically renew for additional Employment Terms of one (1) year each.

4.   Compensation.

     4.1 Salary. CPC shall pay to Employee an initial salary of L77,000 (Seventy-seven thousand pounds) per year in equal semi-monthly or more frequent installments in accordance with CPC's payroll practices from time to time in effect.

          4.1.1 Salary Review. For fiscal years commencing on or after December 1, 1992, Employee's salary shall be subject to annual review by the parties but this requirement of annual review shall not be construed in any manner as an express or implied agreement by CPC to raise Employee's salary.

     4.2 Expense Reimbursement. Upon submission of appropriate vouchers and in accordance with the reimbursement policy stated in CPC's Administrative Manual from time to time in effect, CPC shall reimburse Employee for all authorized travel and entertainment expenses.

     4.3 Other Benefits. Employee shall be entitled to participate in employment benefits made available to other salaried employees of CPC and described in Chapter 700 of the CPC's Administrative Manual from time to time in effect. This Agreement shall not restrict in any way the right of CPC to add to, modify or eliminate any employment benefits.

     4.4 Bonus Plan. Employee shall be allowed to participate in a bonus plan as approved from time to time by CPC's Board of Directors.

5. Termination. This Agreement may be terminated prior to the end of the Employment Term as follows:



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     5.1  Mutual Consent.  By mutual written consent of the parties.

     5.2  CPC.  By CPC, for any of the following reasons:

          5.2.1 Breach. Upon breach by Employee of any of his duties as Employee or the breach by Employee of any term of this Agreement;

          5.2.2 Neglect, etc.. For habitual neglect or nonperformance by Employee of his duties;

          5.2.3 Incapacity. Upon incapacity of Employee to perform his duties under this Agreement for any consecutive period of more than ninety (90) business days; or

          5.2.4     Cause.  For cause.

     5.3  Employee.  By Employee, for any of the following reasons:

          5.3.1 Breach. Upon breach by CPC of any of its material obligations to Employee under this Agreement;

          5.3.2     Cause.  For cause; or

          5.3.3 Change in Control. Within ninety (90) days after the occurrence of any of the following events:

               5.3.3.1 Tender or Exchange Offer. The purchase of thirty-three and one-third percent (33 1/3%) of the outstanding shares of the CPC's One Dollar par value Common Stock (the "Common Stock") pursuant to any tender or exchange offer (other than such an offer by CPC), whether or not such purchase is opposed by CPC;

               5.3.3.2 Other Acquisition of Controlling Stock. The date CPC receives notice that any person or group deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934 and regulations thereunder, in any transaction or series of transactions, becomes the beneficial owner directly or indirectly of Common Stock sufficient to entitle such person or group to thirty-three and one-third percent (33 1/3%) or more or all votes which all shareholders of CPC would be entitled to cast in an election held on such date;

               5.3.3.3 Change in Directors. A date during any one-year period when individuals, who at the beginning of that period, constituted the Board of Directors of CPC cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the shareholders of CPC of each new director was approved by a vote of at least two-thirds of the directors in office who were directors at the beginning of the period;

               5.3.3.4 Reorganization, Sale of Assets. The date of approval by the shareholders of CPC of an agreement providing for:

                    5.3.3.4.1 The merger or consolidation of CPC with another corporation where the shareholders of CPC immediately prior to the merger or consolidation do not beneficially own immediately thereafter shares of the corporation issuing cash


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                    or securities in the merger or consolidation, entitling such shareholders to fifty percent (50%) or more of all votes to which all shareholders of such corporation would be entitled in the election of Directors, or where the members of the Board of Directors of CPC immediately prior to the merger or consolidation do not immediately thereafter constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation;
                    or

                    5.3.3.4.2 The sale or other disposition of all or substantially all of the assets of CPC.

     5.5  Payment on Termination.

          5.5.1 Change in Control. If Employee terminates his employment pursuant to paragraph 5.3.3, he shall be entitled to receive, in addition to any amounts due pursuant to paragraph 5.5.2, a cash payment equivalent to two (2) year's salary as severance pay, regardless of the Employment Term remaining at the time of such termination.

          5.5.2 Other Termination. Upon termination of Employee's employment for any reason, he shall be paid all salary and vacation time (not including sick time) accrued to the date of termination; provided, however, that:

               5.5.2.1 Notice of and Payments upon Termination. Employee shall give at least sixty (60) days prior written notice to CPC of his intention to terminate his employment pursuant to paragraphs 5.3.1 or 5.3.2 and if he fails to give such notice to CPC, he shall pay to CPC, as liquidated damages, an amount equal to one month's salary which amount shall be used by employer to offset the costs incurred in replacing Employee on short notice; and

               5.5.2.2 Repayment of Obligations, etc.. Upon termination of his employment for any reason, Employee shall pay to CPC all sums due under any notes or other obligations from his to it and all such obligations shall then become due and payable. Such obligations include, but are not limited to, those incurred for purchase of CPC stock upon exercise of stock options held by Employee.

          5.5.3 Return of Property. Upon termination of employment for any reason, Employee shall return to CPC all property belonging to CPC, in his possession or under his control.

          5.5.4 Stock Options. Employee acknowledges that CPC's Qualified, Non-qualified and Combined Stock Option Plans for Key Employees provide that all unexercised options held by him thereunder shall expire upon termination of employment for any reason, except for termination by Employee pursuant to paragraph 5.3.3. Upon termination of employment pursuant to that paragraph, Employee will be entitled to a cash payment in the amount of the difference between the option price of shares of CPC stock subject to options held by him and the then fair market value of such shares, all as more fully described in CPC's stock option plans. The plans may be changed or eliminated and may not be modified or controlled by


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          this Agreement.

6.   Protection of Business Information.

     6.1 Existing Businesses. At the present time, CPC is engaged in the following businesses (the "Existing Businesses"):

          6.1.1 Ownership and operation of acute psychiatric hospitals and related facilities, which include, but are not limited to, medical buildings and pharmacies;

          6.1.2 Ownership and operation of facilities which provide chemical, drug and alcohol dependency treatment and services;

     6.2 Proposed Businesses. In addition, CPC plans to be engaged in other businesses (the "Proposed Businesses") related and unrelated to the Existing Businesses.

     6.3 Information. In the operation, planning and development of the Existing Businesses and the Proposed Businesses, CPC generates and will generate business information, confidential information and trade secrets which are and will be proprietary and confidential ("Information") and the disclosure of which would be extremely detrimental to CPC and of great assistance to its competitors. The Information includes, but is not limited to:

          6.3.1 Data regarding location of proposed and existing facilities;

          6.3.2 Market survey, studies and analyses;

          6.3.3 Information concerning the identity, location and qualifications of professionals and employees, existing and prospective;

          6.3.4 Information concerning referral sources;

          6.3.5 Information concerning reimbursement sources, insurers and other third-party payors;

          6.3.6 Tabulated and organized information concerning legislative, administrative, regulatory and zoning requirements, bodies and officials;

          6.3.7 Medical and personnel records;

          6.3.8 Statistical, financial, cost and accounting data;

          6.3.9 Existing and prospective customer lists; and

          6.3.10 Administrative, operations and procedure manuals and directives.

          6.3.11 Business ideas pertaining to any Existing or Proposed Businesses of CPC. Business ideas include, but are not limited to, ideas, concepts or proposals that are conceived, developed or implemented by or communicated to Employee.

     6.4 Information Held as a Fiduciary. All of the Information which is acquired by, communicated to or in any way comes into the possession or control of Employee shall be held by employee in a fiduciary capacity for the exclusive benefit of CPC.


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     6.5  During Employment.  Prior to termination of this Agreement, Employee shall have these obligations:

          6.5.1 No Competition. Employee shall not compete with CPC. "Compete" means to either directly or indirectly own, manage, operate, control or participate or join in or advise, consult with or assist in the establishment or operation of any business similar to the Existing Businesses or the Proposed Businesses which is located within any county or equivalent jurisdiction in which any of the Existing Business or Proposed Businesses are located or proposed to be located; within any contiguous county; within the United Kingdom; or within a two hundred mile radius of any Prospective Business located in any foreign country.

          6.5.2 No Planning to Compete Following Employment. Employee shall not plan or otherwise prepare to compete with CPC following Employee's employment with CPC.

          6.5.3 No Solicitation to Compete. Employee shall not solicit other employees, independent contractors, customers, referral sources or reimbursement sources of CPC to compete with CPC during or following Employee's employment with CPC.

          6.5.4 No Disclosure. Employee shall not disclose to any person, who, on behalf of CPC, has no business reason to know, any business information, confidential information or trade secrets of CPC.

     6.6 Following Employment. Upon termination of this Agreement, Employment shall have the following obligations:

          6.6.1 Return of Information. Employee will promptly relinquish to CPC all files, correspondence, memoranda, diaries and other records, minutes, notes, manuals, papers and other documents and data, however prepared or memorialized, and all copies thereof, belonging to or relating to the business of CPC, that are in Employee's custody or control.

          6.6.2 No Use of Trade Secrets. Employee shall not use or disclose any trade secret acquired from or on behalf of CPC before, during or after Employment with CPC.

          6.6.3 No Use of Confidential Information. Employee shall not use or disclose any confidential information acquired from, for or about CPC before, during or after Employee's employment with CPC.

          6.6.4 No Use of Business Information. Employee shall not use or disclose any business information acquired from, for or about CPC before, during or after Employee's employment with CPC.

          6.6.5 No Interference. Employee shall not interfere with any contracts or business relationships of CPC.

          6.6.6 No Solicitation. Employee shall not solicit other employees, independent contractors, customers, referral sources or reimbursement sources of CPC to compete with CPC.

          6.6.7 No Competition. Employee shall not compete with CPC for a period of two years following termination of employment.


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     6.7  Exception for Publicly Held Companies.  Notwithstanding the provisions of paragraphs 6.5 and 6.6 above, Employee may participate as a non-controlling shareholder (but not in any other capacity), holding less than five percent (5%) of any class of stock in a publicly owned corporation whose stock is traded on a National Securities Exchange or on the over-the-counter market.

     6.8 Exception for Change of Control. The provisions of paragraph 6.6 shall not apply if employee's employment is terminated pursuant to paragraph 5.3.3 above.

     6.9 Scope of Covenant. It is expressly understood and agreed that the scope of the various covenants in this paragraph 6 are reasonable both in time and area and are fair and necessary to protect the investment of CPC against the material adverse effects which would result from the violation of any of these covenants.

     6.10 Divisibility of Covenants. The covenants of this paragraph 6 shall be regarded as divisible and shall be given the greatest operative effect possible. If any part of them is declared invalid or unenforceable in any respect, the validity and enforceability of the remainder shall not be affected.

     6.11 Remedies for Breach of Obligations Regarding Business Information. In addition to CPC's right to seek damages for any violation of the covenants in this paragraph 6, Employee acknowledges that because his duties are of a special, unique, unusual, extraordinary or intellectual character, which gives them peculiar value which cannot be reasonably or adequately compensated by an award of damages, equitable relief in the form of injunction or other order will be available to CPC.

7. Notices. Any notice provided for by this Contract and any other notice, demand or communication which either party may wish to send to the other ("Notices") shall be in writing and shall be deemed to have been properly given when received if delivered by personal delivery; certified mail, return receipt requested; or other commercially acceptable means. Notices shall be addressed as follows:

If to CPC:     Richard L. Conte, Chairman & Chief Executive Officer
               Community Psychiatric Centers
               24502 Pacific Park Drive
               Laguna Hills, California  92656

If to Employee:

               David Wakefield
               53 Ringford Road
               London, SW18 1RP

Either party may change its address for Notices by giving notice of the change to the other party.

8. Successors, Assignment. Except as provided in paragraph 5.3.3, this agreement shall be binding on the heirs, assigns, personal representatives and successors of CPC and Employee. However, due to the nature of the services to be provided by Employee, Employee shall have no power to assign any rights or duties under this Agreement.

9. Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the State of California and the parties consent to the jurisdiction of its courts.


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10.  Divisibility of Agreement.  This Agreement shall be divisible and if any part of it is determined to be invalid or unenforceable the remaining portions shall not be affected and the Agreement shall be carried out to the greatest extent possible in accordance with all of its provisions.

11. Entire Agreement. This Agreement represents the entire agreement between CPC and Employee, and this Agreement supersedes any other agreements, oral or written, that may define the employment relationship between Employee and CPC. Neither CPC nor Employee has relied upon any promise or other inducement which is not expressed in this Agreement.

12. Amendment. This Agreement may be amended only by written agreement of CPC and Employee and may not be modified by any oral agreement.

13. Practices Inconsistent with this Agreement. No provision of this Agreement shall be modified or construed by any practice or occurrence that is inconsistent with any provision. Failure of either party to insist upon compliance with any provision shall not constitute an amendment or a waiver of the right to insist upon compliance with that provision or any other provision.





          EMPLOYEE

Dated:    August 19, 1992
                -------------------------------
          /s/ David Wakefield
          -------------------------------
          David Wakefield
          Executive Vice President

          COMMUNITY PSYCHIATRIC CENTERS

Dated:    September 9, 1992
                -------------------------------
          /s/ Richard L. Conte
          -------------------------------
          Richard L. Conte, Chairman
          Chief Executive Officer